Opal Technologies, Inc.

               Certificate of Designation, Preferences and Rights
                of a Series of 100,000 Shares of Preferred Stock,
                           $.001 Par Value, Designated
                           "Series A Preferred Stock"


     Opal Technologies, Inc., a Nevada Corporation (the "Corporation"), by way of this Certificate of Designation, Preferences and Rights (as it may hereafter be amended, modified or supplemented upon vote of the Board of Directors of the Corporation and approval of all holders of Series A Preferred Stock, as such term is hereinafter defined, this ("Certificate") certifies that, pursuant to the authority expressly vested in the Board of Directors by the Corporation's Articles of Incorporation, and in accordance with the provisions of Section
78.195 of the Nevada Revised Statutes, the Board of Directors of the Corporation has duly adopted the following resolutions creating a series of its Preferred Stock designated as Series A Preferred Stock:

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Articles of Incorporation of the Corporation, as amended, this Board of Directors hereby creates a series of Preferred Stock, $.001 par value, and this Board of Directors hereby fixes the designation and the voting power, preferences and rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the powers, preferences and rights, and the qualifications, limitations or restrictions thereon, set forth in the Articles of Incorporation, as amended, which are applicable to all series of Preferred Stock of the Corporation) as follows:

     One hundred thousand (100,000) shares of Preferred Stock, par value $.001 per share, of the Corporation are hereby constituted as a series of Preferred Stock designated as Series A Preferred Stock (the "Series A Preferred Stock") with the voting powers and the preferences and rights hereinafter set forth:

          Section 1. Dividends. The holders of shares of Series A Preferred Stock (the "Preferred Shares") shall be entitled to receive out of the assets of the Corporation legally available for dividends such dividends in cash, stock or property as the board of directors shall, in its discretion, declare from time to time.

          Section 2. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of the Preferred Shares shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes an amount equal to $.001 per share of Series A Preferred Stock, and no more, before any distribution shall be made to the holders of the Common Stock or any other class of capital stock or series thereof ranking junior to the Preferred Shares with respect to the distribution of assets. If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Preferred Shares of the amounts thus distributable, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Preferred Shares in proportion to the full preferential amount each such holder is otherwise entitled to receive.


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          Section 3. Voting Rights.  The holders of the Series A Preferred Stock shall, as a class, be entitled to such number of votes as shall constitute thirty percent (30%) of the total eligible votes in all matters voted on by the shareholders of the Corporation an shall be further entitled to such voting rights as may be expressly required by law. Without the approval of holders of a majority of the outstanding Preferred Shares, the Corporation shall not (a) authorize, create or issue any shares of any class or series ranking senior to the Preferred Shares as to liquidation rights, (b) amend, alter or repeal, by any means, the Certificate of Incorporation if the powers, preferences, or special rights of the Preferred Shares would be adversely affected, or (c) become subject to any restriction on the Preferred Shares, other than restrictions arising solely under the General Corporation Law of the State of Nevada or existing under the Certificate of Incorporation as in effect on May 14, 1997.

          Section 4. Rights Otherwise Identical. In all other respects, each share of the Series A Preferred Stock and the share of any other series, if any, shall have identical rights and privileges in every respect.

     IN WITNESS WHEREOF, Opal Technologies, Inc. has caused this Certificate to be duly executed and attested effective as of the day of June, 1997.


                                                   Opal Technologies, Inc.


                                                    /s/  Scott Crawford
                                                   -----------------------------
                                                   By: Scott Crawford
                                                   President

                                                   Attest:

                                                    /s/  Karen Polino
                                                   -----------------------------
                                                   By: Karen Polino
                                                   Secretary



STATE OF   Utah
COUNTY OF Salt Lake

I, Karen K. Hostetter , a Notary Public, do hereby certify that on this 26th day of June, 1997, personally appeared before me Scott Crawford , who, being by me first duly sworn declared that he is the President of Opal Technologies, Inc., that he signed the foregoing document as President of the corporation, and that the statements therein contained are true and correct.


                              /s/  Karen K. Hostetter
                              --------------------------------------
                              Notary Public in and for the
                              State of Utah

                              Karen K. Hostetter
                              --------------------------------------
                              Printed Name of Notary Public
                              My Commission Expires:  8-6-98